Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

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Milan

October 16, 2020

10x Genomics, Inc.

6230 Stoneridge Mall Road

Pleasanton, California 94588

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to 10x Genomics, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement (as defined below) of up to 1,901,402 shares (the “Shares”) of Class A common stock, par value $0.00001 per share (the “Common Stock”), consisting of (i) 1,664,898 shares of Common Stock (the “Issued Shares”) and (ii) 236,504 shares of Common Stock (the “Holdback Shares”) currently held in escrow that may be delivered to the Selling Stockholders pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 5, 2020 (the “Agreement”), by and among the Company, Library Acquisition Corp., Library Merger Sub, LLC, ReadCoor, Inc. and Shareholder Representative Services LLC, in its capacity as the representative of the securityholders of ReadCoor, Inc. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2020 (the “Registration Statement”) and the related prospectus, dated October 16, 2020 (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the resale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

October 16, 2020

1.    The Issued Shares have been duly authorized by all necessary corporate action of the Company, and the Issued Shares are validly issued, fully paid and nonassessable.

2.    The Holdback Shares have been duly authorized by all necessary corporate action of the Company, and, when delivered by the Company in the circumstances contemplated by the Agreement, the Holdback Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP